Exhibit 3.1.1

CERTIFICATE OF AMENDMENT
OF
ARTICLES OF INCORPORATION
OF
UNITED SECURITY BANCSHARES

a California Corporation

Dennis R. Woods and Robert G. Bitter certify that:

1.                                       They are the duly elected and acting President and Secretary, respectively, of United Security Bancshares.

2.                                       The following amendment has been approved by the Board of Directors of United Security Bancshares.

3.                                       Article THREE of the Articles of Incorporation of United Security Bancshares shall be amended to read as follows:

THREE:  AUTHORIZED STOCK

The corporation is authorized to issue only one class of shares of stock, designated “common stock,” and the total number of shares which the corporation is authorized to issue is twenty million (20,000,000).

Upon the amendment of Article THREE to read as herein set forth, every one (1) share of the issued and outstanding common stock of this corporation is split up and converted into two (2) shares of common stock.

4.                                       The foregoing amendment was one which may be adopted with approval of the Board of Directors pursuant to Section 902(c) of the California Corporations Code.

/s/ Dennis R. Woods
Dennis R. Woods, President

/s/ Robert G. Bitter
Robert G. Bitter, Secretary

VERIFICATION

The undersigned, Dennis R. Woods and Robert G. Bitter, President & Secretary, respectively, of United Security Bancshares, each declares under penalty of perjury that the matters set out in the foregoing Certificate are true of his own knowledge.

Executed at Fresno, California on March 28, 2006.

/s/ Dennis R. Woods
Dennis R. Woods

/s/ Robert G. Bitter
Robert G. Bitter